Exhibit 5.1

Melissa M. Gleespen
Vice President & Corporate Secretary

June 2, 2014

CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201

Ladies and Gentlemen:

I am the Vice President and Corporate Secretary of CMS Energy Corporation, a Michigan corporation (the “Corporation”) and have acted as such in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed on the date hereof by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), relating to the registration of Common Stock, $.01 par value, of the Corporation (the “Common Stock”), which may be awarded, issued, or sold to employees of the Corporation pursuant to the Corporation’s Performance Incentive Stock Plan (the “Plan”).

I am of the opinion that when the applicable provisions of the Securities Act are complied with, the Common Stock will be, as and when acquired in accordance with the terms and conditions of the Plan, legally issued, fully paid and non-assessable.

I do not find it necessary for the purposes of this opinion to cover, and accordingly express no opinion as to, the application of the securities or Blue Sky Laws of the various states to the sale of the Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Melissa M. Gleespen

Melissa M. Gleespen